Exhibit 99.1

Chelsea Therapeutics Announces Interim Results and Plans to Modify Study 306 to Focus

on Reduction in Falls Associated With Neurogenic Orthostatic Hypotension

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Independent Data Monitoring Committee Concludes Continuation of Study Using Subjective OHQ Composite Endpoint Futile While Unblinded Analysis Reveals Robust Efficacy Reflected in Objective Falls Endpoint

•	Parkinson’s Disease Patients Treated With Northera Demonstrate 60% Decrease in Falls

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Chelsea Plans to File Primary Northera NDA for Symptomatic Neurogenic Orthostatic Hypotension Based on Efficacy Data From Previously Completed Studies 301 and 302 and Seek sNDA for Potential Falls Claim Based on Results of Study 306

•	Management to Host Conference Call to Discuss Results at 8:30 AM ET

CHARLOTTE, NC, February 2, 2011 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announces plans to modify Study 306, a Phase III study of NORTHERA™ (droxidopa) in symptomatic neurogenic orthostatic hypotension (NOH) associated with Parkinson’s disease (PD) following a futility determination at the planned interim analysis of the study’s primary endpoint and an unblinded review of multiple, secondary outcome measures showing dramatic reduction in falls and clear signs of therapeutic activity associated with Northera in the first 51 patients to complete Study 306.

“While fully characterizing the symptomatic benefit of Northera in neurogenic orthostatic hypotension has historically been difficult given the inherent variability and limitations of subjective patient reported outcomes, our primary goal has always been to demonstrate the potential improvements to patients’ daily lives,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We were therefore both surprised and encouraged to observe a 9 to 1 difference in the number of patients reporting falls as an adverse event in our relatively short Studies 301 and 302, and embraced the opportunity to prospectively assess the importance of this objective endpoint in Study 306. We believe the reduction of falls reported to date in Study 306 unequivocally supports the efficacy data generated to date by our Phase III trials and potentially affords us the opportunity to pursue future Northera label expansion to include the prevention of falls in neurogenic orthostatic hypotension associated with Parkinson’s disease.”

The original purpose of the planned interim analysis was to evaluate the powering assumptions of Study 306 based exclusively on the study’s primary endpoint, the relative change from baseline in orthostatic hypotension questionnaire (OHQ) composite score. The OHQ composite score is a single endpoint that reflects the average of two, 11-point patient reported symptom-rating scales: the composite orthostatic hypotension symptom assessment (OHSA) score and the composite orthostatic hypotension daily activities scale (OHDAS) score. At the end of the eight-week double-blind treatment period, patients taking Northera reported a mean improvement in OHQ composite score of 2.3 units (+/- 2.52) from their mean baseline OHQ composite score of 6.0, established prior to drug treatment. While this treatment effect is highly consistent with the benefit reported by PD patients in Studies 301, 302 and 303, the study’s ability to discern the true benefit of Northera was confounded by a highly variable and larger than anticipated placebo response. Patients randomized to placebo reported a mean OHQ composite score of 3.5 (+/- 2.49), based upon a 2.1 unit improvement from baseline OHQ composite score of 5.6, resulting in a relative mean difference of 0.2 units in OHQ composite scores between Northera and placebo at the end of the study.

Following this review by the DMC, Chelsea unblinded the full efficacy dataset for the 51 patients included in the interim analysis to better assess the clinical effect of Northera in this patient population. Preliminary analysis of this data focused on outcomes associated with individual items and composite scores associated with the OHQ, patient reported falls, improvements in Hoehn & Yahr and MDS-UPDRS ratings.

Analyses of multiple secondary outcome parameters support the clinical benefit of Northera in PD patients experiencing symptoms of NOH. Most notably, the number of patient reported falls, the only objective, direct measure of symptomatic benefit assessed in the trial, was dramatically reduced in patients treated with Northera. During the study, a total of 271 falls were reported. Patients in the placebo arm reported 192 falls compared to 79 falls reported by patients taking Northera. Standardizing this data to the number of falls per patient per week, as predefined by protocol, shows an average 0.93 falls/patient/week in the placebo arm compared to an average of 0.40 falls/patient/week in the Northera arm, or an approximate 60% reduction in the number of patient reported falls associated with Northera treatment.

Preliminary review of the individual OHQ components support the therapeutic activity of Northera with all 10 individual criteria of the OHQ demonstrating at least a one unit improvement from baseline, and Item 1 (dizziness) of the OHSA and Items 1 (standing short time) and 2 (standing long time) of the OHDAS demonstrating the clearest clinical benefit over placebo, each of which reflected approximately a 1 unit improvement over placebo. The correlation of the subjective clinical benefits assessed by dizziness and standing ability to the dramatic reduction in the objective measure of patient reported falls speaks to the clinical benefit of Northera and the utility of falls as a meaningful efficacy assessment criteria in this patient population.

In addition to the benefit observed across multiple NOH-specific efficacy measures, Northera-treated patients demonstrated a 14.5-point improvement on the Movement Disorder Society (MDS) sponsored revised version of the Unified Parkinson’s Rating Scale (UPDRS), or MDS-UPDRS, compared to a 9.5 improvement in placebo treated patients. The MDS-UPDRS rating scale is used to assess severity of motor and non-motor symptoms of Parkinson’s disease. This 4.9-point improvement in total MDS-UPDRS scores over placebo reflects pronounced improvement in motor features of PD and was mirrored by improvements on the Hoehn & Yahr rating scale, a commonly used rating system for characterizing the progression of Parkinson’s disease that is heavily weighted toward postural instability as the primary index of disease severity. Patients taking Northera showed an improvement in the severity of symptoms associated with Parkinson’s disease, while patients on placebo continued to demonstrate a worsening of symptoms resulting in a positive 0.52 unit improvement in Hoehn & Yahr scores relative to placebo.

“Data from this interim analysis of Study 306 suggests an extraordinary benefit for the prevention of falls, one of the most common, devastating and costly health risks faced by these patients,” commented Dr. Robert Hauser, Professor of Neurology, Molecular Pharmacology, and Physiology, University of South Florida and principal investigator for the trial. “This data coupled with the striking improvement in Hoehn & Yahr scores are indicative of the robust therapeutic activity of Northera and clearly warrant expanded and continued clinical evaluation using these criteria.”

Having already enrolled 113 patients, Chelsea now plans to modify and separate Study 306 such that the first 51 patients evaluated in this unblinded analysis will be considered Part A (306a) and constitute a hypothesis-generating study, and the remaining patients enrolled in the study become Part B (306b) and serve as a distinct, hypothesis-confirming study. Using data from 306a, Chelsea currently expects to add approximately 100 additional patients to the 62 blinded patients already enrolled in 306b to repower the study to demonstrate a 40% reduction in falls associated in NOH associated with PD. Based on these preliminary estimates, Chelsea anticipates data from 306b will likely be available by the second quarter of 2012. Results from 306a and 306b should serve as the basis for a supplemental new drug application (sNDA) intended to expand the future labeling of Northera in the U.S. to include the prevention of falls in NOH associated with PD.

Chelsea still plans to file for U.S. approval of Northera for the treatment of symptomatic NOH based on combined data from its two previously completed Phase III efficacy studies in NOH, Study 301 and Study 302.

Conference Call Today at 8:30 AM ET

Chelsea will discuss the Northera Phase III clinical trial results today, February 2, 2011, at 8:30 AM Eastern Time. Interested investors may participate in the conference call by dialing 877-638-9567 (domestic) or 720-545-0009 (international). A replay will be available for one week following the call by dialing 800-642-1687 for domestic participants or 706-645-9291 for international participants and entering passcode 41938121 when prompted. Participants may also access both the live and archived webcast of the conference call on Chelsea’s web site at www.chelseatherapeutics.com.

About Neurogenic Orthostatic Hypotension Associated with Parkinson’s Disease

Parkinson’s disease (PD) is the second most common neurodegenerative disorder in America. As a result of decreased levels of norepinephrine associated with PD, approximately 20% of PD patients may experience symptomatic NOH. NOH is a neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in decreased blood pressure when a person assumes a standing position and is characterized by lightheadedness, dizziness, and falls. Symptoms of chronic NOH can be incapacitating, not only putting patients at high risk for falls and generating significant health care costs, but also severely affecting the quality of life for patients and their loved ones.

About Northera

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia in an ongoing Phase II trial and completed a Phase II trial in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-

inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, including the uncertainty of cost, timing and outcome of clinical trials like Study 306; risk of regulatory approvals; our reliance on our lead drug candidates Droxidopa and CH-4051; our need to raise operating capital; our history of losses; reliance on collaborations and licenses; intellectual property risks; competition; market acceptance for our products, if any are approved for marketing; and reliance on key personnel including specifically Dr. Pedder.

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Investors & Media:

Kathryn McNeil

Chelsea Therapeutics

718-788-2856

mcneil@chelseatherapeutics.com